UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2006

THE TALBOTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 749-7600

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Management Incentive Plan

Under the Company’s Management Incentive Program (“MIP”), based on and subject to achieving Company financial performance goals, cash incentive awards may be made annually to those eligible management employees who are in certain position levels within the Company including executive officers.  Under the MIP, the following formulas are applied in determining annual incentive compensation awards under the MIP for fiscal 2006:  (i) for the chief executive officer and the chief financial officer of the Company, and for the president of the Company’s J. Jill brand, base annual salary x target participation rate (%) x Company rating x individual rating x .80 or (ii) for other eligible management employees, base annual salary x target participation rate (%) x Company rating x individual rating.  The Company rating is based on one or more objective financial performance goals for the Company established by the Committee and the achievement ratings against such financial goal range from 0 to 1.8.

On September 13, 2006, the Compensation Committee of the Board of Directors of the Company finalized the financial performance goals for the chief executive officer and the chief financial officer of the Company, and for the president of the Company’s J. Jill brand, which financial performance goals are based on the Company’s net income for the six month period ending February 3, 2007.  The Compensation Committee previously approved the financial performance goals for fiscal 2006 of the Company’s other MIP participants, which as in previous years is based on achievement against net income of the Company for the fiscal year; however, the incentive compensation for the Company’s executive vice president, administration (who previously was an executive officer of J. Jill) for fiscal 2006 will continue to be based on achievement against net income of the J. Jill brand consistent with the management incentive plan previously established for J. Jill for the current fiscal year.  The Company acquired The J. Jill Group, Inc. on May 3, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.

Dated: September 19, 2006	By:	/s/ Richard T. O’Connell, Jr.
Richard T. O’Connell, Jr.
Senior Vice President, Legal and Real Estate and Secretary